EXHIBIT 99







                       DONALDSON, LUFKIN & JENRETTE, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                          Independent Auditors' Report



The Board of Directors and Stockholders
Donaldson, Lufkin & Jenrette, Inc.

We have audited the accompanying consolidated statements of financial condition of Donaldson, Lufkin & Jenrette, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donaldson, Lufkin & Jenrette, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/  KPMG PEAT MARWICK LLP


New York, New York
February 2, 1998

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                 Consolidated Statements of Financial Condition
                (in thousands, except share and per share data)

                                                                                  December 31,
                                                                              1997           1996
                                                                              ----           ----

                       ASSETS

Cash and cash equivalents ..............................................   $   273,164   $   158,831
Cash and securities segregated for regulatory purposes or
   deposited with clearing organizations ...............................       832,093       836,406
Securities purchased under agreements to resell ........................    22,628,782    20,598,738
Securities borrowed ....................................................    20,598,639     9,355,484
Receivables:
   Customers ...........................................................     4,397,668     3,169,293
   Brokers, dealers and other ..........................................     3,162,970     4,333,983
Securities owned, at value:
   U.S. government and agency ..........................................     6,834,996     6,882,604
   Corporate debt ......................................................     5,577,023     4,424,649
   Foreign sovereign debt ..............................................     1,624,235     3,116,201
   Mortgage whole loans ................................................     1,555,685       275,510
   Equity and other ....................................................       943,782     1,029,094
   Long-term corporate development investments .........................       315,774       204,403
Property, equipment and leasehold improvements, at cost, (net of accumulated depreciation and amortization of $216,230 and
   $163,004 respectively) ..............................................       388,677       282,513
Other assets and deferred amounts ......................................     1,372,357       835,963
                                                                           -----------   -----------

Total Assets ...........................................................   $70,505,845   $55,503,672
                                                                           ===========   ===========


          See accompanying notes to consolidated financial statements.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                 Consolidated Statements of Financial Condition
                (in thousands, except share and per share data)


                                                                               December 31,
                                                                           1997          1996
                                                                           ----          ----

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term borrowings ................................................   $ 1,418,757   $ 1,162,896
Securities sold under agreements to repurchase .......................    36,006,656    29,378,291
Securities loaned ....................................................     7,687,416     2,724,773
Payables:
    Customers ........................................................     5,071,653     3,897,817
    Brokers, dealers and other .......................................     2,491,115     3,345,424
Securities sold not yet purchased, at value:
    U.S. government and agency .......................................     7,671,498     6,864,643
    Corporate debt ...................................................       854,155       646,421
    Foreign sovereign debt ...........................................       553,852     1,265,553
    Equity and other .................................................     1,376,395       665,053
Accounts payable and accrued expenses ................................     2,119,131     1,721,255
Other liabilities ....................................................       741,870       442,667
                                                                         -----------   -----------

                                                                          65,992,498    52,114,793
                                                                         -----------   -----------

Long-term borrowings .................................................     2,251,857     1,541,640
                                                                         -----------   -----------

         Total liabilities ...........................................    68,244,355    53,656,433
                                                                         -----------   -----------

Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures
    of the Company ...................................................       200,000       200,000
                                                                         -----------   -----------

Stockholders' Equity:
    Series A Preferred Stock, at liquidation preference ..............       200,000       200,000
    Common stock ($0.10 par value; 150,000,000 shares authorized;
       55,926,381 and 53,300,000 shares issued and outstanding
       in 1997 and 1996, respectively) ...............................         5,593         5,330
    Restricted stock units (5,179,147 units authorized;
       3,281,207 and 5,081,793 units issued and outstanding
       in 1997 and 1996, respectively) ...............................        67,255       104,167
    Paid-in capital ..................................................       446,518       365,989
    Retained earnings ................................................     1,338,220       969,856
    Cumulative translation adjustment ................................         3,904         1,897
                                                                         -----------   -----------

         Total stockholders' equity ..................................     2,061,490     1,647,239
                                                                         -----------   -----------


Total Liabilities and Stockholders' Equity ...........................   $70,505,845   $55,503,672
                                                                         ===========   ===========








          See accompanying notes to consolidated financial statements.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                       Consolidated Statements of Income
                     (in thousands, except per share data)

                                                                   Years Ended December 31,
                                                                1997          1996        1995
                                                                ----          ----        ----
Revenues:
    Commissions ..........................................   $  690,156   $  573,335   $  460,196
    Underwritings ........................................      831,714      714,183      441,547
    Fees .................................................      767,259      469,986      369,094
    Interest, net of interest to finance U.S. government,
      agency and mortgage-backed securities of $2,859,042,
      $2,132,593, and $2,019,153, respectively ...........    1,652,135    1,074,223      904,078
    Principal transactions-net:
      Trading ............................................      437,083      435,382      364,886
      Investment .........................................      194,527      162,975      163,695
    Other ................................................       67,595       60,672       55,133
                                                             ----------   ----------   ----------

       Total revenues ....................................    4,640,469    3,490,756    2,758,629
                                                             ----------   ----------   ----------

Costs and Expenses:
    Compensation and benefits ............................    1,908,201    1,538,754    1,261,437
    Compensation expense-restricted stock units ..........         --           --          6,163
    Interest .............................................    1,153,167      733,207      680,616
    Brokerage, clearing,
      exchange fees and other ............................      231,402      201,292      168,116
    Occupancy and equipment ..............................      189,915      159,330      127,094
    Communications .......................................       63,965       53,657       42,807
    Other operating expenses .............................      432,719      330,716      173,896
                                                             ----------   ----------   ----------

       Total costs and expenses ..........................    3,979,369    3,016,956    2,460,129
                                                             ----------   ----------   ----------

Income before provision for income taxes .................      661,100      473,800      298,500
                                                             ----------   ----------   ----------

Provision for income taxes ...............................      252,850      182,500      119,400
                                                             ----------   ----------   ----------

Net income ...............................................   $  408,250   $  291,300   $  179,100
                                                             ==========   ==========   ==========

Dividends on preferred stock .............................   $   12,144   $   18,653   $   19,868
                                                             ==========   ==========   ==========

Earnings applicable to common shares .....................   $  396,106   $  272,647   $  159,232
                                                             ==========   ==========   ==========

Earnings per common share:
     Basic ...............................................   $     7.18   $     5.12   $     3.15
                                                             ==========   ==========   ==========
     Diluted .............................................   $     6.32   $     4.59   $     3.09
                                                             ==========   ==========   ==========

Weighted average common shares outstanding:
     Basic ...............................................       55,159       53,300       50,570
                                                             ==========   ==========   ==========
     Diluted .............................................       62,749       59,356       51,580
                                                             ==========   ==========   ==========



          See accompanying notes to consolidated financial statements.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity

              For the Years Ended December 31, 1995, 1996 and 1997
                     (In thousands, except per share data)

                                 Series A                   Restricted                                   Cumulative
                                 Preferred      Common        Stock          Paid-in        Retained     Translation
                                   Stock         Stock        Units          Capital        Earnings      Adjustment        Total
                                 ----------     -------     -----------      -------        --------     -----------        -----

Balances at December 31, 1994   $         0   $     1,000   $         0    $   232,080    $   587,555    $      (344)   $   820,291

Net income ..................          --            --            --             --          179,100           --          179,100
Dividends:
   Common stock
   ($0.45 per share) ........          --            --            --             --          (22,928)          --          (22,928)
   Preferred stock
   ($8.83 per share) ........          --            --            --             --          (19,868)          --          (19,868)
Stock split .................          --           4,000          --           (4,000)          --             --             --
Additional capital
contribution
   from Equitable ...........          --            --            --           55,000           --             --           55,000
Net proceeds from issuance
   of common stock  in
   Initial Public Offering ..          --             330          --           80,913           --             --           81,243
Issuance of restricted
   stock units ..............          --            --         106,163           --             --             --          106,163
Translation adjustment ......          --            --            --             --             --             (281)          (281)
                                -----------   -----------   -----------    -----------    -----------    ------------   -----------

Balances at December 31, 1995             0         5,330       106,163        363,993        723,859           (625)     1,198,720

Net income ..................          --            --            --             --          291,300           --          291,300
Dividends:
   Common stock
   ($0.50 per share) ........          --            --            --             --          (26,650)          --          (26,650)
   Preferred stock
   ($8.29 per share) ........          --            --            --             --          (18,653)          --          (18,653)
Forfeiture of restricted
   stock units ..............          --            --          (1,996)         1,996           --             --             --
Issuance of Series A
  preferred stock ...........       200,000          --            --             --             --             --          200,000
Translation adjustment ......          --            --            --             --             --            2,522          2,522
                                -----------   -----------   -----------    -----------    -----------    ------------   -----------

Balances at December 31, 1996   $   200,000   $     5,330   $   104,167    $   365,989    $   969,856    $     1,897    $ 1,647,239

Net income ..................          --            --            --             --          408,250           --          408,250
Dividends:
   Common stock
   ($0.50 per share) ........          --            --            --             --          (27,742)          --          (27,742)
   Preferred stock
   ($3.036 per share) .......          --            --            --             --          (12,144)          --          (12,144)
Forfeiture of restricted
   stock units ..............          --            --            (156)           156           --             --             --
Conversion of restricted
stock units to common stock,
   including related tax
   benefits .................          --             179       (36,756)        45,220           --             --            8,643
Conversion of debentures ....          --              69          --           28,710           --             --           28,779
Exercise of stock options,
   including related tax
   benefits.................           --              15          --            6,443           --             --            6,458
Translation adjustment ......          --            --            --               --           --            2,007          2,007
                                -----------   -----------   -----------    -----------    -----------    ------------   -----------

Balances at December 31, 1997   $   200,000   $     5,593   $    67,255    $   446,518    $ 1,338,220    $     3,904    $ 2,061,490
                                ===========   ===========   ===========    ===========    ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                                 (In thousands)


                                                                                  Years Ended December 31,
                                                                           1997            1996           1995
                                                                           ----            ----           ----

Cash flows from operating activities:
  Net income .......................................................   $    408,250    $    291,300    $    179,100
                                                                       ------------    ------------    ------------
  Adjustments to reconcile net income to net cash (used in)
   provided by operating activities:
     Depreciation and amortization .................................         60,828          53,485          38,082
     Deferred taxes ................................................       (134,233)       (120,022)       (119,657)
     Decrease in net unrealized (depreciation) appreciation of
       long-term corporate development investments .................        (34,524)         50,283          97,792
     Compensation expense-restricted stock units ...................           --              --             6,163
     Other-net .....................................................            600             346           1,062
                                                                       ------------    ------------    ------------
                                                                            300,921         275,392         202,542
   Decrease (increase) in  operating assets:
     Cash and securities segregated for regulatory
       purposes or deposited with clearing organizations ...........          4,313        (381,936)        278,540
     Securities purchased under agreements to resell ...............     (4,622,196)          9,191      (5,462,395)
     Securities borrowed ...........................................    (11,243,155)       (310,574)       (354,478)
     Receivables from customers ....................................     (1,228,375)       (813,320)       (707,330)
     Receivables from brokers, dealers and other ...................        921,011      (2,342,428)       (294,652)
     Securities owned, at value ....................................       (807,663)     (4,906,785)     (1,796,269)
     Other assets and deferred amounts .............................       (179,958)       (147,335)          2,805
   Increase (decrease) in operating liabilities:
     Securities sold under agreements to repurchase ................      4,622,196          (9,191)      5,462,395
     Securities loaned .............................................      4,962,643         100,560         595,548
     Payables to customers .........................................      1,173,836       1,336,559         604,648
     Payables to brokers, dealers and other ........................       (854,309)      2,319,850         (75,226)
     Securities sold not yet purchased, at value ...................      1,014,230       2,737,243       1,172,509
     Accounts payable and accrued expenses .........................        397,876         323,790         450,166
     Other liabilities .............................................        310,230          89,551          15,293
   Translation adjustment ..........................................          2,007           2,522            (281)
                                                                       ------------    ------------    ------------

Net cash (used in) provided by operating activities ...............   $ (5,226,393)   $ (1,716,911)   $     93,815
                                                                       ------------    ------------    ------------


          See accompanying notes to consolidated financial statements.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                                   Years Ended December 31,
                                                                             1997            1996           1995
                                                                             ----            ----           ----

Cash flows from investing activities:
  Net (payments for) proceeds from:
    Purchases of long-term corporate development investments ..........   $  (194,777)   $   (87,600)   $   (98,396)
    Sales of long-term corporate development investments ..............       117,930        117,412         78,078
    Purchases of property, equipment and leasehold improvements .......      (162,568)      (142,597)      (141,935)

    Other assets ......................................................        23,375          5,818         42,272
                                                                          -----------    -----------    -----------

  Net cash used in investing activities ...............................      (216,040)      (106,967)      (119,981)
                                                                          -----------    -----------    -----------

Cash flows from financing activities:
  Net proceeds from (payments for):
    Short-term financings .............................................     4,854,182      1,187,338       (541,832)
    Subordinated revolving credit agreement ...........................       118,500        (43,500)          --
    Medium-Term notes .................................................       359,646        249,515           --
    Global floating rate notes ........................................       347,760           --             --
    Structured notes ..................................................       (92,536)       191,764         24,470
    Convertible debentures ............................................        18,779         43,500           --
    Other long-term debt ..............................................       (13,753)        (2,858)       (78,762)
    Swiss Franc Bonds .................................................          --         (105,513)          --
    Issuance of Company obligated mandatorily redeemable
       preferred securities ...........................................          --          200,000           --
    Issuance of Series A Preferred Stock ..............................          --          200,000           --
    Issuance of common stock in Initial Public Offering ...............          --             --           81,243
    Issuance of restricted stock units ................................          --             --          100,000
    Senior Notes ......................................................          --             --          496,755
    Secured term loan agreement .......................................          --             --          250,000
    Secured term loan agreement .......................................          --             --         (250,000)
    Dividends .........................................................       (39,886)       (45,303)       (42,796)
    Exercise of stock options .........................................         4,074           --             --
                                                                          -----------    -----------    -----------

Net cash provided by financing activities .............................     5,556,766      1,874,943         39,078
                                                                          -----------    -----------    -----------

Increase in cash and cash equivalents .................................       114,333         51,065         12,912

Cash and cash equivalents at beginning of year ........................       158,831        107,766         94,854
                                                                          -----------    -----------    -----------

Cash and cash equivalents at end of year ..............................   $   273,164    $   158,831    $   107,766
                                                                          ===========    ===========    ===========


          See accompanying notes to consolidated financial statements.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                               December 31, 1997

1. Summary of Significant Accounting Policies

The consolidated financial statements include Donaldson, Lufkin & Jenrette, Inc. and its subsidiaries ("DLJ" or the "Company"). All significant intercompany balances and transactions have been eliminated. The Company is a majority owned subsidiary of the Equitable Companies Incorporated and its subsidiaries (together, "Equitable"). The Company's separate financial statements reflect Equitable's cost basis established at the time of Equitable's acquisition of the Company in 1985.

DLJ is a leading integrated investment and merchant bank that serves institutional, corporate, governmental and individual clients. DLJ's businesses include securities underwriting; sales and trading; investment and merchant banking; correspondent brokerage services; online investment services and asset management.

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Substantially all of the Company's financial assets and liabilities, as well as financial instruments with off-balance sheet risk, are carried at market or fair values or are carried at amounts which approximate fair value because of their short-term nature. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument, specifically, the value of the underlying financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument.

For purposes of the consolidated financial statements, the Company considers all demand deposits held in banks, and certain highly liquid investments with maturities of 90 days or less other than those held for sale in the ordinary course of business to be cash equivalents.

Securities sold under agreements to repurchase (repurchase agreements) and securities purchased under agreements to resell (resale agreements) are treated as financing arrangements and are carried at contract amounts reflective of the amounts at which the securities will be subsequently reacquired or resold as specified in the respective agreements. Interest is accrued on such contract amounts and is included in receivables from and payables to brokers, dealers and other in the accompanying consolidated statements of financial condition. The Company takes possession of the underlying assets purchased under agreements to resell and obtains additional collateral when the market value falls below the contract value. Repurchase and resale agreements with the same counterparty, same maturity date, which settle through the Federal Reserve system and which are subject to master netting agreements are presented net in the consolidated financial statements.

Securities borrowed and securities loaned are financing arrangements which are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require the Company to deposit cash, letters of credit or other collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash or other collateral in an amount generally in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis with additional collateral obtained or refunded as necessary.

Receivables from and payables to customers include amounts due on cash and margin transactions. Securities owned by customers are held as collateral for these receivables. Such collateral is not reflected in the consolidated financial statements.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

U.S. government and agency securities, mortgage-backed securities, options, futures and forward transactions and certain other debt obligations are recorded in the consolidated financial statements on a trade date basis. All other securities are recorded on a settlement date basis and adjustments are made to a trade date basis, if significant.

Securities owned (other than long-term corporate development investments) are carried at market value. Changes in unrealized appreciation (depreciation) arising from fluctuations in market value or upon realization of security positions are reflected in revenues, principal transactions-net, trading.

Transfers of financial assets are accounted for as sales to the extent that the Company has surrendered control over such assets.

Long-term corporate development investments represent the Company's involvement in private debt and equity investments which generally have no readily available market or may otherwise be restricted as to resale under the Securities Act of 1933. Accordingly, these investments are carried at estimated fair value as determined by the Finance Committee of the Board of Directors. The cost of these investments was $323.2 million and $246.4 million at December 31, 1997 and 1996, respectively. The decrease in net unrealized depreciation of long-term corporate development investments amounted to $34.5 million for the year ended December 31, 1997, and the decrease in net unrealized appreciation amounted to $50.3 million and $97.8 million for the years ended December 31, 1996 and 1995, respectively. Changes in net unrealized appreciation (depreciation) arising from changes in fair value or upon realization are reflected in revenues, principal transactions-net, investment.

Property and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful life of the related assets ranging from three to eight years. Leasehold improvements are amortized over the lesser of the useful life of the improvement or term of the lease. Exchange memberships owned by the Company are included in other assets and are carried at cost.

Assets and liabilities of foreign subsidiaries denominated in non-U.S. dollar currencies are translated at exchange rates prevailing at the date of the consolidated statements of financial condition. Revenues and expenses are translated at average exchange rates during the period. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars are included as a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in the consolidated statements of income.

Prior to January 1, 1997, the Company was included in the consolidated Federal income tax returns filed by Equitable. DLJ provided taxes as if the Company filed a separate tax return. Related current and deferred tax receivables or liabilities with Equitable are included in other assets or liabilities in the consolidated statements of financial condition. Deferred tax expenses and benefits are recognized in the consolidated financial statements for the changes in deferred tax liabilities and assets. Under a tax sharing agreement with Equitable, all Federal taxes payable by the Company were payable to Equitable for periods while the Company was at least 80% owned by Equitable. Effective January 1, 1997, Equitable's ownership for tax purposes declined to under 80% and therefore, the Company will file its own U.S. consolidated Federal income tax return separate and apart from Equitable.

All liabilities related to postretirement and postemployment benefits have been provided for and the related costs are not significant.

The Company accounts for stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." Pursuant to SFAS No. 123, the Company continues to apply the provisions of APB Opinion No. 25 and provides pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

The Company calculates earnings per common share in accordance with SFAS No. 128, "Earnings per Share," which was issued in February 1997. This statement replaces the presentation of primary and fully diluted earnings per share with a presentation of basic and diluted earnings per share. Basic earnings per share excludes the dilutive effects of stock options, non-vested restricted stock units and convertible debt. Diluted earnings per share reflect all potential dilutive securities. All earnings per common share amounts reflect the adoption of this statement.

In December 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," which delays until January 1, 1998 the effective date for certain provisions, including repurchase agreements, securities lending transactions and similar transactions. The deferred provisions of this statement are not expected to have a material effect on the consolidated financial statements.

Certain reclassifications have been made to prior year consolidated financial statements to conform to the 1997 presentation.

2. Equity Distribution

On October 30, 1995, the Company completed an initial public offering ("IPO"). Of the 10.6 million shares of common stock sold in the IPO, 7.3 million shares were sold by Equitable and 3.3 million shares were sold by the Company, at $27.00 per share. Proceeds to the Company from the IPO amounted to approximately $81.2 million, net of related expenses.

3. Related Party Transactions

In the normal course of business, the Company provides brokerage services including clearance, investment banking and related activities for Equitable and certain of its affiliates. The amounts related to such activities are not significant.

The Company is the sponsor of the $1.25 billion DLJ Bridge Fund which provides short-term loans in connection with DLJ's merchant banking and financial advisory businesses. The Bridge Fund has a $750 million commitment of subordinated debt from Equitable and a $500 million commitment of senior revolving debt by a commercial bank syndicate. Any loans made by the DLJ Bridge Fund would be expected to be refinanced, and the outstanding amounts repaid, within a short-term period. The Company has agreed to pay Equitable the first $25 million of aggregate principal losses incurred by Equitable with respect to all bridge loans. To the extent such payments by the Company do not fully cover any such losses incurred by Equitable, Equitable is entitled to receive all other distributions otherwise payable to the Company with respect to DLJ Bridge Fund activities until such losses have been recovered. The Company has also agreed to pay Equitable the amount, if any, by which any principal loss on an individual loan exceeds $150 million. The DLJ Bridge Fund currently has one individual bridge loan outstanding in excess of $150 million. Pursuant to arrangements between the Company and the commercial bank syndicate, the Company is at risk for a significant portion of any loans funded by such banks. However, substantially all of the bridge loans have been made without using the bank commitment. At December 31, 1997, the DLJ Bridge Fund had extended $565.1 million of short-term bridge loans which are expected to be refinanced in the first quarter of 1998.

Dividends on common stock of $21.3 million, $21.4 million and $21.6 million were paid or accrued to Equitable for the years ended December 31, 1997, 1996 and 1995, respectively.

4. Cash and Securities Segregated Under Federal and Other Regulations

Cash of $13.7 million and $13.2 million and securities with a market value of $711.0 million and $770.0 million as of December 31, 1997 and 1996, respectively, have been segregated in special reserve bank accounts for the benefit of customers in accordance with regulations of the Securities and Exchange Commission and the Commodities Futures Trading Commission.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

5. Borrowings

Short-term borrowings are generally demand obligations, at interest rates approximating Federal fund rates from banks and other financial institutions. Such borrowings are generally used to finance securities inventories, to facilitate the securities settlement process and to finance securities purchased by customers on margin. At December 31, 1997 and 1996, securities owned by the Company, aggregating $190.5 million and $363.6 million, respectively, were pledged to secure certain of these borrowings.

Short-term borrowings and repurchase agreements and the weighted average interest rates related to these borrowings at December 31, 1997 and 1996 are as follows:

                                                                                                  Weighted Average
                                                                        Amounts                    Interest Rates
                                                                       December 31,                  December 31,
                                                                   1997           1996           1997           1996
                                                                ---------      ---------       --------       ------
                                                                    (In millions)
Securities sold under agreements to repurchase.............     $ 36,007       $ 29,378         6.04%          6.08%
Bank loans.................................................          988            669         6.57           6.89
Borrowings from other financial institutions...............          133            197         6.21           6.95



Included in short-term borrowings at December 31, 1997 and 1996 are $297.4 million and $297.0 million, respectively of structured notes with maturities of less than one year.

In January 1998, the Company commenced a $1.0 billion commercial paper program. Obligations issued thereunder (the "Notes") are exempt from registration under the Securities Act of 1933, as amended.

The Company also finances its activities through long-term borrowing arrangements. Long-term borrowings, including current maturities of $32.8 million and $112.0 million at December 31, 1997 and 1996, respectively, consist of the following:

                                                                                            December 31,
                                                                                       1997               1996
                                                                                      ------             ------
                                                                                           (In thousands)

Senior notes, 6 7/8% due in 2005..............................................    $    497,484        $   497,160
Senior subordinated revolving credit agreement due in 2000....................         325,000            206,500
Subordinated exchange notes, 9 5/8% due in 2003...............................         225,000            225,000
Medium-term notes, 5 5/8% due in 2016.........................................         249,561            249,537
Medium-term notes, 6.01% - 6.85% due various dates through 2002...............         199,844                  -
Medium-term notes, 6.90% due in 2007..........................................         148,572                  -
Medium-term notes, 6.28% due in 2007..........................................          99,333                  -
Global floating rate notes, due in 2002.......................................         347,909                  -
Medium-term notes, 7.88% due in 1997..........................................               -             88,000
Structured notes..............................................................         123,698            216,234
Other.........................................................................          35,456             59,209
                                                                                --------------      -------------

     Total long-term borrowings...............................................     $ 2,251,857        $ 1,541,640
                                                                                   ===========        ===========

Structured notes are customized financing instruments in which the amount of interest or principal paid on the debt obligation is linked to the return on specific cash instruments. The notes, most of which carry a zero coupon, mature at various dates, in excess of one year, through 2012.

Interest paid on all borrowings and financing arrangements amounted to $3.9 billion, $2.8 billion and $2.7 billion for the years ended December 31, 1997, 1996 and 1995, respectively.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

Scheduled maturities of long-term borrowings are as follows:

                           December 31,
                        1997         1996
                       ------       ------
                         (In thousands)
1997 .............   $     --     $  112,010
1998 .............       32,758      230,018
1999 .............       14,753       42,654
2000 .............      519,050           70
2001 .............       51,058       82,062
2002 .............      357,897         --
2003-2016.........    1,276,341    1,074,826
                     ----------   ----------
                     $2,251,857   $1,541,640
                     ==========   ==========

In connection with its 1997 and 1996 financings, the Company:

1996

Established a shelf registration ("shelf") for the issuance, from time to time, of up to $500 million of Senior Debt Securities and/or Preferred Stock and in connection therewith, completed an offering of $250 million aggregate principal amount of 5 5/8% Medium-Term Notes due February 15, 2016. The notes are repayable by the Company, in whole or in part, at the option of the holders on February 15, 2001. The Company also issued $200 million Fixed/Adjustable Rate Cumulative Preferred Stock, Series A from this shelf.

Exercised its option under the terms of the $8.83 Cumulative Preferred Stock agreement to exchange all 2.25 million shares outstanding for $225 million in aggregate principal amount of 9 5/8% Subordinated Exchange Notes due 2003, which includes $20.0 million due to a subsidiary of Equitable at December 31, 1997.

1997

Borrowed an additional $118.5 million under its senior subordinated revolving credit agreement and extended the maturity thereon to January 30, 2000. Interest thereon is 6.6875% and 6.375% at December 31, 1997 and 1996, respectively and is calculated based on the London Interbank Offered Rate ("LIBOR").

Established a $300 million Medium-Term Notes program, of which $200.0 million with a weighted average interest rate of 6.48% were outstanding at December 31, 1997. The Company has entered into interest rate swap transactions to convert $190.0 million of such fixed rate notes into floating rate notes based upon LIBOR. At December 31, 1997, the weighted average effective interest rates on these notes was 6.08%.

Established a $1.0 billion senior or subordinated debt securities shelf registration of which up to $500 million has been designated for the offering of Medium-Term Notes due nine months or more from the date of issuance. At December 31, 1997 there were $150 million of notes at a fixed rate of 6.90% and $100 million of notes at a floating rate of 6.28% based upon LIBOR outstanding under this offering. The Company has entered into an interest rate swap transaction to convert such floating rate notes into fixed rate notes at 6.94%. The Company issued $350 million of Global Floating Rate Notes which bear interest at a floating rate equal to LIBOR plus 0.25% and mature in 2002 and which are redeemable by the Company in whole or in part on any interest payment date on or after September 2000.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

Completed a shelf registration for the offering of up to $300 million of senior or subordinated debt securities or preferred stock. In January 1998, the Company issued an initial $175 million Fixed/Adjustable Rate Cumulative Preferred Stock, Series B, from this shelf registration.

Repaid in full the $88.0 million 7.88% Medium-Term Notes plus accrued interest.

Replaced several individual credit facilities aggregating $1.925 billion with a $2.0 billion revolving credit facility, of which $1.0 billion may be unsecured. There were no borrowings outstanding under this agreement at December 31, 1997.

6. Income Taxes

Income taxes included in the consolidated statements of income represent the following:

                                Current      Deferred      Total
                               ---------    -----------  ----------
                                         (In thousands)
Year ended December 31, 1997:
U.S. Federal ................   $ 299,091    $(117,622)   $ 181,469
Foreign .....................      25,131         --         25,131
State and local .............      62,861      (16,611)      46,250
                                ---------    ---------    ---------

                                $ 387,083    $(134,233)   $ 252,850
                                =========    =========    =========

Year ended December 31, 1996:
U.S. Federal ................   $ 222,225    $ (88,970)   $ 133,255
Foreign .....................      16,045         --         16,045
State and local .............      64,252      (31,052)      33,200
                                ---------    ---------    ---------

                                $ 302,522    $(120,022)   $ 182,500
                                =========    =========    =========

Year ended December 31, 1995:
U.S. Federal ................   $ 197,200    $(104,700)   $  92,500
Foreign .....................         760         --            760
State and local .............      41,097      (14,957)      26,140
                                ---------    ---------    ---------

                                $ 239,057    $(119,657)   $ 119,400
                                =========    =========    =========

The difference between the "expected" Federal tax rate and expense computed by applying the statutory tax rate to income before provision for income taxes and the effective tax rate and expense is as follows (dollar amounts in thousands):

                                           1997                            1996                           1995
                                 ------------------------       -----------------------       ------------------------
                                                 Percent                        Percent                        Percent
                                                   of                             of                              of
                                                 Pre-tax                        Pre-tax                         Pre-tax
                                  Amount         Income          Amount          Income         Amount          Income
                                 --------        -------        --------        --------       --------        --------
Computed "expected"
  Tax provision .............   $ 231,385         35.0%        $ 165,830          35.0%        $ 104,475          35.0%
Non-taxable income
  and expense items .........      (8,598)        (1.3)           (4,910)         (1.1)           (2,560)         (0.9)
State and local  taxes,
  net of related Federal
  income tax benefit ........      30,063          4.5            21,580           4.6            17,485           5.9
                                ---------         ----         ---------          ----         ---------          ----

                                $ 252,850         38.2%        $ 182,500          38.5%        $ 119,400          40.0%
                                =========         ====         =========          ====         =========          ====

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are as follows:

                                                 1997          1996
                                              ----------      -------
                                                   (In thousands)
Deferred tax assets:
     Inventory ............................   $   6,657    $  15,463
     Investments ..........................      35,617       56,612
     Other liabilities and accrued expenses     517,673      385,040
     Fixed assets .........................       4,552       13,737
Deferred tax liabilities:
     Inventory ............................        --        (49,349)
     Investments ..........................     (31,458)     (34,072)
     Fixed assets .........................     (12,584)      (3,796)
     Other ................................      (2,871)        (282)
                                              ---------    ---------

Net deferred tax asset ....................   $ 517,586    $ 383,353
                                              =========    =========

There are no valuation allowances recorded against deferred tax assets at December 31, 1997 and 1996 since management has determined that there is sufficient taxable income from carryback years and anticipated future reversals of existing taxable temporary differences to offset the tax benefit of deductible temporary differences. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

An affiliate of Equitable was included in the combined return for certain state and local tax returns filed by the Company. Effective January 1, 1997, Equitable's ownership for tax purposes declined to under 80% and therefore such affiliate is no longer included in the Company's state and local tax returns.

Federal income taxes paid in the year ended December 31, 1997 were $293.8 million, including federal income tax equivalents paid to Equitable of $18.6 million. Net federal income tax equivalents paid to Equitable were $267.5 million and $277.8 million in the years ended December 31, 1996 and 1995, respectively.

7. Net Capital

The Company's wholly owned principal subsidiary, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") is a registered broker-dealer, a registered futures commission merchant and member firm of The New York Stock Exchange, Inc. (the "NYSE") and, accordingly is subject to the minimum net capital requirements of the Securities and Exchange Commission, NYSE and the Commodities Futures Trading Commission. As such, it is subject to NYSE's net capital rule which conforms to the Uniform Net Capital Rule pursuant to rule 15c3-1 of the Securities Exchange Act of 1934. Under the alternative method permitted by this rule, the required net capital, as defined, shall not be less than two percent of aggregate debit balances arising from customer transactions, as defined, or four percent of segregated funds, as defined, whichever is greater. The NYSE may also require a member firm to reduce its business if its net capital is less than four percent of aggregate debit balances and may prohibit a member firm from expanding its business and declaring cash dividends if its net capital is less than five percent of aggregate debit balances. At December 31, 1997, DLJSC's net capital of approximately $762.2 million was 16% of aggregate debit balances and in excess of the minimum requirement by approximately $654.9 million.

Certain of the Company's London-based broker-dealer subsidiaries are subject to the requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the United Kingdom Financial Services Act of 1986. Other U.S. and foreign broker-dealer subsidiaries of the

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

Company are subject to net capital requirements of their respective regulatory agencies. At December 31, 1997 and 1996, the Company and its broker-dealer subsidiaries were in compliance with all applicable regulatory capital adequacy requirements.

8. Derivative Financial Instruments

Substantially all of the Company's activities related to derivatives are, by their nature, trading activities which are primarily for the purpose of customer accommodations. The Company enters into certain contractual agreements referred to as derivatives or off-balance sheet financial instruments involving futures, forwards and options. The Company's derivative activities consist of writing over-the-counter ("OTC") options to accommodate its customers needs, trading in forward contracts in U.S. government and agency issued or guaranteed securities and in futures contracts on equity-based indices, interest rate instruments and currencies and issuing structured products based on emerging market financial instruments and indices. The Company's involvement in swap contracts and commodity derivative instruments is not significant. Although the Company may enter into certain derivative instruments to provide an economic hedge against certain risks, all realized and unrealized gains and losses on these instruments are recorded currently in the consolidated statements of income.

Accounting Policies for Derivatives

Changes in unrealized gains or losses as well as realized gains and losses at settlement on all derivative instruments (options, forward and futures contracts) are included in the consolidated statements of income in principal transactions-net, trading. Related offsetting amounts are presented as receivables or payables from brokers, dealers and other in the consolidated statements of financial condition. Fair value of the options includes the unamortized premiums which are deferred and are included in payables to brokers, dealers and other in the consolidated statements of financial condition. Such premiums are recognized over the life of the option contracts on a straight-line basis or are recognized through the change in the fair value of the option in principal transactions-net, trading revenue in the consolidated statements of income. Cash flows from derivative instruments are presented as operating activities in the consolidated statements of cash flows.

Options

As part of customer accommodations the Company writes option contracts specifically designed to meet customers' needs. As a writer of OTC option contracts, the Company receives a cash premium at the beginning of the contract period and bears the risk of unfavorable changes in the value of the financial instruments underlying the options. Options written do not expose the Company to credit risk since they obligate the Company (not its counterparty) to perform. With respect to the financial instruments underlying these options, the Company makes a determination that credit exposures are appropriate for the particular counterparty with whom business is conducted. The Company generally covers its market risk associated with the options business by purchasing or selling cash or other derivative financial instruments on a proprietary basis. Such purchases and sales may include debt and equity securities, futures and forward contracts and options. The Company reviews the creditworthiness of the counterparties of such covering transactions. Future cash requirements for options written are equal to the fair value of the options. Option contracts are typically written for a duration of less than 13 months and are included in the consolidated statements of financial condition at fair value.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

The notional (contract) values of the written options were $5.4 billion and $8.6 billion at December 31, 1997 and 1996, respectively. Such options contracts are covered by the following financial instruments which the Company has purchased or sold on a proprietary basis and are reflected in the table below at either the underlying contract (notional) amounts for derivative instruments or at market value for cash instruments:

                                       December 31,
                                       1997    1996
                                       ----    ----
                                       (In millions)
U.S. government, mortgage-backed
 securities and options thereon....   $3,773   $4,679
Foreign sovereign debt securities .       73    2,460
Futures contracts .................      219      306
Equities and other ................    1,340    1,167
                                      ------   ------

           Total ..................   $5,405   $8,612
                                      ======   ======

The trading revenues from option writing activity (net of related interest expense) were approximately $84.9 million, $71.2 million and $96.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. The fair value of options is measured by the unamortized premiums and the intrinsic value determined from various pricing sources. The average fair value of the options was approximately $223.3 million and $172.7 million for the years ended December 31, 1997 and 1996, respectively. The fair values of options were approximately $196.4 million and $241.9 million at December 31, 1997 and 1996, respectively, and were included as liabilities in the accompanying consolidated statements of financial condition.

Forwards and Futures

As part of its trading activities, the Company enters into forward purchases and sales contracts for mortgage-backed securities and foreign currencies. The Company also enters into futures contracts on equity-based indices, foreign currencies and other financial instruments as well as options on futures contracts. Forward and futures contracts are treated as off-balance sheet items. Market risk for a forward and future is the movement of price on the notional value of the contracts. Cash requirements at inception equal the original margin on futures contracts. Generally, no cash is required at inception for forward contracts. The cash requirement at settlement is equal to the notional value on the contract for a forward contract and the daily changes in market value for a futures contract. The performance of forward contracts is dependent on the financial reliability of the counterparty and exposes the Company to credit risk. The Company monitors credit exposure of forward contracts by limiting transactions with specific counterparties, reviewing credit limits and adhering to internally established credit extension policies. Futures contracts and options on futures contracts are exchange-traded financial instruments that generally do not represent exposure to credit risk due to daily cash settlements of the change in market value with the exchanges. The credit risk with the futures exchange is limited to the net positive change in the market value for a single day.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

The following is a summary of the values of these contracts at December 31, 1997 and 1996:

                                                                              December 31,
                                                                         1997              1996
                                                                         ----              ----
                                                                             (In millions)
Forward Contracts:
     Purchased at notional (contract) value.......................      $ 18,366          $ 14,070
     Sold at notional (contract) value............................        27,028            17,917

Futures Contracts and Options on Futures Contracts:
     Purchased at market value....................................     $     988           $ 1,420
     Sold at market value.........................................         2,767             2,774


The following is a summary of the values of these contracts included in the consolidated financial statements at December 31, 1997 and 1996:

                                                                                  December 31,
                                                                               1997          1996
                                                                               ----          ----
                                                                                 (In millions)
Forward Contracts:
     Average fair values included in liabilities during the period........      $  2          $  10
     Unrealized gains included in total assets at end of period...........        56             44
     Unrealized losses included in total liabilities at end of period.....        50             46

Futures Contracts:
     Average fair values included in assets during the period.............      $  1          $   2
     Unrealized gains included in total assets at end of period...........         -              6
     Unrealized losses included in total liabilities at end of period.....         2              -

Net trading gains (losses) on forward contracts were $(5.1) million, $39.0 million and $149.0 million and net trading gains (losses) on futures contracts were $(24.0) million, $8.0 million and $(58.0) million for the years ended December 31, 1997, 1996 and 1995, respectively.

Average fair values during the period were computed using month-end averages. The fair values of futures contracts are measured by reference to quoted market prices. Fair values of forward contracts are estimated on the basis of dealer quotes, pricing models or quoted prices for financial instruments with similar characteristics. The Company generally enters into futures and forward transactions for periods of 90 days or less. The remaining maturities for all options, forwards and futures are less than 13 months.

9. Financial Instruments With Off-Balance Sheet Risk

In the normal course of business, the Company's customer, trading and correspondent clearance activities involve the execution, settlement and financing of various securities and financial instrument transactions. The execution of these transactions includes the purchase and sale (including "short sales") of securities, the writing of options, and the purchase and sale of financial futures contracts and forward purchase and sales contracts for mortgage-backed securities and foreign currencies. These activities may expose the Company to off-balance sheet risk in the event the customer or counterparty to the transaction is unable to fulfill its contractual obligations and margin requirements are not sufficient to fully cover losses. In these situations, the Company may be required to purchase or sell financial instruments at prevailing market prices which may not fully cover the obligations of its customers or counterparties. The Company limits this risk by requiring customers and counterparties to maintain margin collateral that is in compliance with regulatory and internal guidelines. Additionally, with respect to the Company's correspondent clearance activities, introducing correspondent brokers are required to guarantee the performance of their customers in meeting contractual obligations.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

The Company's financing and securities settlement activities involve the Company using securities as collateral in support of various secured financing sources. In the event the counterparty does not meet its contracted obligation to return securities used as collateral, the Company may be exposed to the risk of reacquiring the securities at prevailing market prices in order to satisfy its obligations. The Company controls this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess market exposure. As of December 31, 1997, the Company has pledged securities with a market value of approximately $2.2 billion as collateral for securities borrowed with a market value of approximately $2.0 billion. In accordance with industry practice, the amounts of these securities borrowed and pledged are not reflected in the consolidated statements of financial condition.

The Company's activities include entering into forward contracts which provide for the future delivery or receipt of securities at a specified price or yield. Risks arise from the potential inability of counterparties to perform under the terms of the contracts and from changes in the value of securities and interest rates. The Company controls such risks by monitoring the market value of the securities contracted for on a daily basis and reviewing the creditworthiness of the counterparties. The settlement of these transactions is not expected to have a material adverse effect on the Company's consolidated financial statements.

Risks associated with letters of credit, guarantees or underwriting commitments are not significant.

10. Concentrations of Credit Risk

As a securities broker and dealer, the Company is engaged in various securities trading and brokerage activities servicing a diverse group of domestic and foreign corporations, governments, institutional and individual investors. A substantial portion of the Company's transactions are executed with and on behalf of institutional investors including other brokers and dealers, mortgage brokers, commercial banks, U.S. governmental agencies, mutual funds and other financial institutions and are generally collateralized. The Company's exposure to credit risk associated with the nonperformance of these counterparties in fulfilling their contractual obligations pursuant to securities transactions, can be directly impacted by volatile securities markets, credit markets and regulatory changes. Credit risk is the amount of accounting loss the Company would incur if a counterparty failed to perform its obligations under contractual terms and the collateral held, if any, was deemed insufficient. All counterparties are reviewed on a regular basis to establish appropriate exposure limits for a variety of transactions. In certain cases, specific transactions are analyzed to determine the amount of potential exposure that could arise, and the counterparty's credit is reviewed to determine whether it supports such exposure. In addition to the counterparty's credit status, the Company analyzes market movements that could affect exposure levels. The Company considers four main factors that may affect trades in determining trading limits: the settlement method; the time it will take for a trade to settle (i.e., the maturity of the trade); the volatility that could affect the value of the securities involved in the trade; and the size of the trade. In addition to determining trading limits, the Company actively manages the credit exposure relating to its trading activities by entering into master netting agreements when feasible; monitoring the creditworthiness of counterparties and the related trading limits on an ongoing basis, requesting additional collateral when deemed necessary; diversifying and limiting exposure to individual counterparties and geographic locations; and limiting the duration of exposure. In certain cases, the Company may also close out transactions or assign them to other counterparties when deemed necessary or appropriate to mitigate credit risks.

The Company's customer securities activities are transacted on either a cash or margin basis. In margin transactions, the Company extends credit to the customer, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customer's account. The Company seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, requires the customers to deposit additional collateral, or reduce positions, when necessary.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

11. Preferred Securities

In 1996, the Company and its wholly owned trust, DLJ Capital Trust I (the "Trust") completed an offering of $200 million of the Trust's 8.42% mandatorily redeemable preferred securities. The Trust exists for the sole purpose of issuing preferred securities and common securities and investing the proceeds in an equivalent amount of junior subordinated debentures of the Company. The only assets of its Trust at December 31, 1997 and 1996 were $200 million of 8.42% Junior Subordinated Debentures of the Company due 2046. The Junior Subordinated Debentures are redeemable by the Company, in whole or in part, on or after August 31, 2001. The Trust must redeem its preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated debentures redeemed.

The Company guarantees payment to the holders of the preferred securities issued by the Trust, to the extent the Company has made principal and interest payments on the Junior Subordinated Debentures. The Company has issued a full and unconditional guarantee of the Trust's obligations under the preferred securities of the Trust.

12. Stockholders' Equity

In 1995, the Company amended its Certificate of Incorporation whereby the amount of total authorized shares of Common Stock was increased to 150.0 million shares and the Company declared a 5-for-1 stock split.

In 1995, the Company completed an initial public offering resulting in the sale of 3.3 million shares of Common Stock at $27.00 per share. Proceeds to the Company amounted to approximately $81.2 million, net of related expenses. In connection with the Initial Public Offering, the Company adopted the 1995 Restricted Stock Unit Plan and granted approximately 5.2 million units under this plan.

In 1996, the Company issued 4.0 million shares of Fixed/Adjustable Rate Cumulative Preferred Stock, Series A, with a liquidation preference of $50 per share. Dividends on the preferred stock are cumulative and payable quarterly at a rate of 5.94% per annum through November 30, 2001. Thereafter, the dividend rate will be adjusted based on various indices, not to be less than 6.44% nor higher than 12.44%. The preferred stock is redeemable, in whole or in part, at the option of the Company, on or after November 30, 2001. At December 31, 1997 and 1996, 4.0 million shares of such preferred stock were authorized, issued and outstanding.

During 1997, 1.8 million restricted stock units vested and were converted into common stock from the Company's authorized and unissued shares. Approximately 600,000 of such shares were deposited in a grantor trust pursuant to the Executive Deferred Compensation Plan which was effective January 1, 1997.

During 1997, the Company exercised its option to redeem all of the outstanding convertible debentures issued in connection with the acquisition of a London based financial advisory firm. As a result, the holders of such debentures elected to convert such debentures into an aggregate of 685,204 shares of common stock of the Company.

In January 1998, the Company issued 3.5 million shares of Fixed/Adjustable Rate Cumulative Preferred Stock, Series B, with a liquidation preference of $50 per share ($175.0 million aggregate liquidation value) from a shelf registration statement previously filed by the Company. Dividends on the preferred stock are cumulative and payable quarterly at the rate of 5.30% per annum through January 2003, subject to adjustment in later years. The preferred stock is redeemable, in whole or in part, at the option of the Company, on or after January 15, 2003.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

13. Earnings Per Share

Basic and diluted earnings per common share amounts have been calculated by dividing earnings applicable to common shares (net income less preferred dividends) by the weighted average common shares outstanding. Diluted earnings per common share also include the dilutive effects of shares of common stock issuable under the Restricted Stock Unit Plan, and options and convertible debt under the treasury stock method and "if-converted" method, respectively. In February 1998, approximately 2.2 million restricted stock units vested and will be converted into the Company's common stock and included in the calculation of basic earnings per common share.

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per common share computations at December 31 (in thousands):

                                        1997                 1996                  1995
                                 -------------------   -------------------   -------------------
                                  Income      Shares   Income     Shares      Income    Shares
                                  ------      ------   ------     ------      ------    ------
 Basic EPS
 Earnings applicable to common
   shares ....................   $396,106     55,159   $272,647     53,300   $159,232     50,570

 Effect of Dilutive Securities
   Restricted stock units ....       --        3,523       --        5,152       --          894
   Stock Options .............       --        3,830       --          904       --          116
   Convertible Debt...........        308        237       --         --         --          --
                                 --------   --------   --------   --------   --------   --------
Diluted EPS ..................   $396,414     62,749   $272,647     59,356   $159,232     51,580
                                 ========   ========   ========   ========   ========   ========

14. Employee Compensation and Benefit Plans

1996 Incentive Compensation Plan

Awards under the 1996 Incentive Compensation Plan (the "Incentive Plan") are determined by the Compensation and Management Committee of the Board of Directors. The Incentive Plan provides for the creation of short-term and long-term award pools to be awarded to key employees of the Company. Short-term award pools are for a performance period up to two years and are based on 10% of pre-tax earnings, as defined. Long-term award pools are for performance periods of three to 10 years and are based on a percentage of pre-tax earnings and vary with the Company's average return on common equity during the performance period. Participants may receive awards in the form of cash, options, shares or restricted stock units; however, stock-based payments are limited to a total of 8.8 million shares. Under certain circumstances participants may defer the receipt of part or all of any award. During 1997, the Management and Compensation Committee of the Board of Directors authorized the creation of a long-term award pool for the performance period from January 1, 1997 to December 31, 1999. Each unit granted under the Plan is equal to a percentage interest in the long-term award pool. The units vest at the rate of 33 1/3% per year during the performance period. The amount charged to expense for the Plan was $185.5 million for the year ended December 31, 1997. Amounts charged to expense for the years ended December 31, 1996 and 1995 were $190.5 million and $132.8 million, respectively, relating to a predecessor long-term incentive compensation plan that expired on December 31, 1996.

1995 Restricted Stock Unit Plan

In 1995, the Company adopted the 1995 Restricted Stock Unit Plan (the "Plan"). Each RSU granted under the Plan represents the right under certain circumstances to receive a share of Common Stock. These units are subject to forfeiture in certain circumstances and vest annually in specified proportions from February 1997 through February 2000. Units that are forfeited under the Plan will become eligible for subsequent grants. The number of units granted under the Plan was 5,179,147 units. As of December 31, 1997, 104,948 restricted stock units were forfeited and 1,792,992 million restricted stock units vested and were converted to common stock from the Company's authorized and unissued shares.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

Stock Option Plans

In 1995, the Company adopted the 1995 and 1996 Stock Option Plans. Under the Company's 1995 Stock Option Plan, options to purchase an aggregate of 9,168,678 shares of Common Stock (the maximum allowable under the 1995 Stock Option Plan) with an exercise price of $27.00 were granted to certain employees. The options are subject to forfeiture in certain circumstances and vest in two equal installments in February 1997 and February 1998, and are exercisable for a period of up to 10 years from the date of the grant. Options that are forfeited under the 1995 Stock Option Plan will become eligible for subsequent grant under the 1996 Stock Option Plan.

Options to purchase a maximum of 8,789,851 shares of Common Stock, exclusive of forfeitures from the 1995 Stock Option Plan, are available under the 1996 Stock Option Plan (the "1996 Plan"). The options are exercisable for up to 10 years from the date of grant, are subject to forfeiture in certain circumstances and vest in four equal installments commencing one year after the date of grant. Options that are forfeited under the 1996 Plan become eligible for subsequent grant under that plan.

In 1996, the Company adopted the Non-Employee Directors Stock Plan (the "Plan") to provide compensation to the Company's non-employee directors in the form of equity. Such stock options are granted at a price equal to the fair value of the stock at the date of grant. The options are exercisable for up to 10 years from the date of grant and vest in four equal annual installments commencing one year from the date of grant. The total number of shares issuable under the Plan is 200,000. Any shares issued under the Plan will reduce the number of shares issuable under the Company's 1996 Stock Option Plan.

A summary of the Company's stock option activity for all plans is as follows:

                                              Weighted Average
                                     Shares    Exercise Price
                                     ------   ----------------
Outstanding at January 1, 1995 .          --      $ --

Granted ........................     9,168,678        27.00
                                   -----------    ---------

Outstanding at December 31, 1995     9,168,678        27.00
                                   -----------    ---------

Granted ........................     2,134,000        32.54
Forfeited ......................      (172,346)       27.00
                                   -----------    ---------

Outstanding at December 31, 1996    11,130,332        28.06
                                   -----------    ---------

Granted ........................     3,215,834        61.07
Forfeited ......................       (66,933)       32.03
Exercised ......................      (148,185)       27.51
                                   -----------    ---------

Outstanding at December 31, 1997    14,131,048    $   35.56
                                   ===========    =========

The table below summarizes information related to options outstanding at December 31, 1997:

                                               Weighted Average     Weighted Average
       Exercise Prices    Number Outstanding     Exercise Price   Remaining Life (Years)
       ---------------    ------------------   ----------------   ----------------------
        $27.00-$35.99          10,915,214           $ 28.05               8.0
        $36.00-$50.99             777,334             40.04               9.3
        $51.00-$76.00           2,438,500             67.77               9.8
                                ---------             -----               ---

            Total              14,131,048           $ 35.56               8.4
                               ==========           =======               ===

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

At December 31, 1997, there were 4,942,691 options exercisable at exercise prices ranging from $27.00-$35.99. The weighted average exercise price of such options totaled $27.58. At December 31, 1996 and 1995, no options were exercisable.

The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, does not recognize any compensation cost associated with such plans in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its options under SFAS No. 123, the Company's net income and earnings per common share would have been the pro forma amounts indicated below:

                                                                        1997          1996           1995
                                                                        ----          ----           ----
     Net income (in thousands)                   As reported           $ 408,250      $ 291,300     $ 179,100
                                                 Pro forma             $ 388,000      $ 273,700     $ 176,200

     Basic earnings per common share             As reported           $    7.18      $    5.12     $    3.15
                                                 Pro forma             $    6.81      $    4.79     $    3.09

     Diluted earnings per common share           As reported           $    6.32      $    4.59     $    3.09
                                                 Pro forma             $    6.01      $    4.36     $    3.04


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted during 1997, 1996 and 1995, respectively: dividend yield of 0.86%, 1.54% and 1.85%; expected volatility of 33%, 25% and 25%, risk-free interest rates of 5.96%, 6.07% and 5.86%; and an expected life of five years for all grants. The weighted average fair value of options granted during 1997, 1996 and 1995 were $22.45, $9.35, and $7.36, respectively per share.

Other Plans
The Company has a defined contribution employee benefit plan covering substantially all of the Company's full-time and certain qualified part-time employees. Company contributions to this plan are determined by the Board of Directors of the Company annually and were $9.6 million, $7.4 million and $6.1 million for 1997, 1996 and 1995, respectively.

Certain key employees of the Company participate in various other deferred compensation arrangements which include equity investments in selected merchant banking activities of the Company funded by deferred compensation of such employees, certain non-funded, non-qualified deferred compensation plans which include managed investments, and other non-qualified plans which are funded by the Company with insurance contracts.

15. Leases, Commitments and Contingent Liabilities

The Company leases office space and equipment under cancelable and non-cancelable lease agreements which expire on various dates through the year 2016. Rent expense for the years ended December 31, 1997, 1996 and 1995 aggregated $89.9 million, $76.6 million and $66.2 million, respectively. Sublease revenue aggregated $0.1 million for the year ended December 31, 1997 and $1.0 million for each of the years ended December 31, 1996 and 1995.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

At December 31, 1997, minimum rental commitments, exclusive of sublease revenue, escalation and renewal options, on all non-cancelable leases in excess of one year, are as follows:

                                                                  Total Lease
  Period                                                          Commitments
  ------                                                          -----------
                                                                (In thousands)
    1998.............................................              $  72,847
    1999.............................................                 74,712
    2000.............................................                 67,401
    2001.............................................                 65,378
    2002.............................................                 70,372
    2003-2016........................................                627,827
                                                                   ---------
           Total.....................................              $ 978,537
                                                                   =========


In the normal course of business, the Company enters into underwriting commitments. Transactions relating to such underwriting commitments that were open at December 31, 1997, and were subsequently settled, had no material effect on the consolidated financial statements. The Company also issues letters of credit for which it is contingently liable for $244.0 million and $163.0 million at December 31, 1997 and 1996, respectively.

The Company has outstanding commitments, expiring on December 31, 1998, to provide financings to third parties in the total amount of $200.0 million which would be secured by mortgage loans on real estate properties. At December 31, 1997, there were no amounts borrowed under this facility. In addition, the Company enters into commitments to extend credit in connection with the origination and syndication of senior bank debt of non-investment grade borrowers. At December 31, 1997, unfunded senior bank loan commitments outstanding amounted to $539.9 million.

The Company has commitments to invest on a side by side basis with merchant banking partnerships in the amount of $885.6 million at December 31, 1997.

16. Legal Proceedings

The Company has been named as a defendant in a number of actions relating to its various businesses including various civil actions and arbitrations arising out of its activities as a broker-dealer in securities, as an underwriter and as an employer and arising out of alleged employee misconduct. The Company is also involved, from time to time, in proceedings with, and investigations by, governmental agencies and self-regulatory organizations. Some of the actions have been brought on behalf of various classes of claimants and seek damages of material or indeterminate amounts. While the ultimate outcome of litigation involving the Company cannot be predicted with certainty, management, having reviewed these actions with its counsel, believes it has meritorious defenses to all such actions and intends to defend each of these vigorously.

Although there can be no assurance that such actions, proceedings, investigations and litigation will not have a material adverse effect on the results of operations of the Company in any future period, depending in part on the results for such period, in the opinion of management of the Company, based upon advice of counsel, the ultimate resolution of such actions, proceedings, investigations and litigation against the Company will not have a material adverse effect on the consolidated financial condition and/or results of operations of the Company; except, due to the early stage of the three actions described below, based upon information currently available to it, management cannot make an estimate of loss, if any, or predict whether or not such litigation will have a material adverse effect on the Company's results of operations in any particular period.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

In October 1995, DLJSC was named as a defendant in a purported class action filed in a Texas State Court on behalf of the holders of $550 million principal amount of subordinated redeemable discount debentures of National Gypsum Corporation ("NGC") canceled in connection with a Chapter 11 plan of reorganization for NGC consummated in July 1993. The State Court named plaintiff also filed an adversary proceeding in the U.S. Bankruptcy Court for the Northern District of Texas seeking a declaratory judgment that the confirmed NGC plan of reorganization does not bar the class action claims. Subsequent to the consummation of NGC's plan of reorganization, NGC's shares traded for values substantially in excess of, and in 1995 NGC was acquired for a value substantially in excess of, the values upon which NGC's plan of reorganization was based. The two actions arise out of DLJSC's activities as financial advisor to NGC in the course of NGC's Chapter 11 reorganization proceedings. The class action complaint alleges that the plan of reorganization submitted by NGC was based upon projections by NGC and DLJSC which intentionally understated forecasts, and provided misleading and incorrect information in order to hide NGC's true value and that defendants breached their fiduciary duties by, among other things, providing false, misleading or incomplete information to deliberately understate the value of NGC. The class action complaint seeks compensatory and punitive damages purportedly sustained by the class. On October 10, 1997, DLJSC and others were named as defendants in a new adversary proceeding in the Bankruptcy Court brought by the NGC Settlement Trust, an entity created by the NGC plan of reorganization to deal with asbestos-related claims. The Trust's allegations are substantially similar to the claims in the State Court action. In court papers dated October 16, 1997, the State Court plaintiff indicated that he would intervene in the Trust's adversary proceeding. On January 21, 1998, the Bankruptcy Court ruled that the State Court plaintiff's claims were not barred by the NGC plan of reorganization insofar as they alleged nondisclosure of certain cost reductions announced by NGC in October 1993. DLJSC intends to defend itself vigorously against all of the allegations contained in the complaints. Although there can be no assurance, the Company does not believe that the ultimate outcome of this litigation will have a material adverse effect on its consolidated financial condition.

In November and December 1995, DLJSC, along with various other parties, was named as a defendant in a number of purported class actions filed in the U.S. District Court for the Eastern District of Louisiana. The complaints allege violations of the federal securities laws arising out of a public offering in 1994 of $435 million of first mortgage notes of Harrah's Jazz Company and Harrah's Jazz Finance Corp. The complaints seek to hold DLJSC liable for various alleged misstatements and omissions contained in the prospectus dated November 9, 1994. On February 26, 1997, the parties agreed to a settlement of these actions, subject to the District Court's approval, which was granted on July 31, 1997. The settlement is also subject to the approval by the U.S. Bankruptcy Court for the Eastern District of Louisiana of proposed modifications to a confirmed plan of reorganization for Harrah's Jazz Company and Harrah's Jazz Finance Corp., and the satisfaction or waiver of all conditions to the effectiveness of the plan, as provided in the plan. There can be no assurance of the Bankruptcy Court's approval of the modifications to the plan of reorganization, or that the conditions to the effectiveness of the plan will be satisfied or waived. In the opinion of management the ultimate resolution of this matter will not have a material adverse effect on the Company's results of operations or on its consolidated financial condition.

On January 26, 1996, a purported purchaser of certain notes and warrants to purchase shares of common stock of Rickel Home Centers, Inc. ("Rickel") filed a class action complaint against DLJSC and certain other defendants for unspecified compensatory and punitive damages in the U. S. District Court for the Southern District of New York. The suit was brought on behalf of the purchasers of 126,457 units consisting of

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

$126,457,000 aggregate principal amount of 13 1/2% senior notes due 2001 and 126,457 warrants to purchase shares of common stock of Rickel (the "Units") issued by Rickel in October 1994. The complaint alleges violations of federal securities laws and common law fraud against DLJSC, as the underwriter of the Units and as an owner of 7.3% of the common stock of Rickel, Eos Partners, L.P. and General Electric Capital Corporation, each as owners of 44.2% of the common stock of Rickel, and members of the board of directors of Rickel, including a DLJSC managing director. The complaint seeks to hold DLJSC liable for alleged misstatements and omissions contained in the prospectus and registration statement filed in connection with the offering of the Units, alleging that the defendants knew of financial losses and a decline in value of Rickel in the months prior to the offering and did not disclose such information. The complaint also alleges that Rickel failed to pay its semi-annual interest payment due on the Units on December 15, 1995 and that Rickel filed a voluntary petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code on January 10, 1996. DLJSC intends to defend itself vigorously against all of the allegations contained in the complaint. Although there can be no assurance, the Company does not believe that the ultimate outcome of this litigation will have a material adverse effect on its consolidated financial condition.

17. Industry Segment and Geographic Area Data

The Company currently follows the provisions of SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise" in disclosing its business segments. Pursuant to that statement, the Company is primarily engaged in a single line of business as a securities broker-dealer, which comprises several types of services, such as principal and agency transactions, underwriting and investment banking and correspondent clearing. These activities constitute a single business segment. Total assets and total revenues related to the Company's foreign operations approximated $8.6 billion and $534.2 million, respectively at December 31, 1997. Total assets and revenues related to such operations at December 31, 1996 were not significant.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which is effective for financial statements for periods beginning after December 15, 1997. This statement requires a company to report financial and descriptive information about its reportable operating segments. The Company is evaluating the manner in which it will disclose its segment data and intends to present the disclosures required under this statement. Currently, the Company views its business from the perspective of three principal operating groups: the Banking Group, the Capital Markets Group and the Financial Services Group. In determining which segments of business the Company operates in for purposes of the disclosures required by this statement, the Company may redesignate certain portions of the business within the three principal groups or identify additional segments.

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

18. Quarterly Data (Unaudited)

The following table sets forth selected highlights for each of the fiscal quarters during the years ended December 31, 1997 and 1996 (dollars in thousands, except per share data):

                                                          Income                Basic    Diluted
                                                          Before               Earnings  Earnings
                                                        Provision                 Per      Per
                                              Total     For Income     Net      Common    Common
                                             Revenues      Taxes      Income     Share*    Share*
                                             --------   ----------    ------    -------   --------
1997:
First quarter.........................      $  981,403   $ 144,000   $  86,400   $ 1.53     $1.37
Second quarter .......................       1,061,180     167,000     100,200     1.76      1.57
Third quarter ........................       1,268,496     188,100     120,300     2.11      1.85
Fourth quarter .......................       1,329,390     162,000     101,350     1.76      1.53
                                            ----------   ---------   ---------   ------     -----
              Total year.............       $4,640,469   $ 661,100   $ 408,250   $ 7.18     $6.32
                                            ==========   =========   =========   ======     =====

1996:
First quarter.........................      $  775,910   $ 108,500   $  65,100   $ 1.13     $1.02
Second quarter .......................         991,209     157,300      97,000     1.73      1.55
Third quarter ........................         771,007      92,000      56,100     0.96      0.86
Fourth quarter .......................         952,630     116,000      73,100     1.30      1.16
                                            ----------   ---------   ---------   ------     -----
              Total year...............     $3,490,756   $ 473,800   $ 291,300   $ 5.12     $4.59
                                            ==========   =========   =========   ======     =====

* The sum of the quarters' earnings per common share may not equal the total year amounts due to the effect of averaging the number of shares of common stock and common stock equivalents throughout the year.